	Deere & Company Other Financial Information				Exhibit 99.2 (Furnished herewith)

For the Twelve Months Ended October 31,	Equipment Operations		Agriculture and Turf		Construction and Forestry
Dollars in millions	2014	2013	2014	2013	2014	2013
Net Sales	$32,961	$34,998	$26,380	$29,132	$6,581	$5,866
Average Identifiable Assets
With Inventories at LIFO	$14,113	$14,569	$10,668	$11,103	$3,445	$3,466
With Inventories at Standard Cost	$15,493	$15,924	$11,813	$12,211	$3,680	$3,713
Operating Profit	$4,297	$5,058	$3,649	$4,680	$648	$378
Percent of Net Sales	13.0%	14.5%	13.8%	16.1%	9.8%	6.4%
Operating Return on Assets
With Inventories at LIFO	30.4%	34.7%	34.2%	42.2%	18.8%	10.9%
With Inventories at Standard Cost	27.7%	31.8%	30.9%	38.3%	17.6%	10.2%
SVA Cost of Assets	$(1,860)	$(1,911)	$(1,418)	$(1,465)	$(442)	$(446)
SVA	$2,437	$3,147	$2,231	$3,215	$206	$(68)

For the Twelve Months Ended October 31,	Financial Services
Dollars in millions	2014	2013
Net Income Attributable to Deere & Company	$624	$565
Average Equity	$4,575	$4,073
Return on Equity	13.6%	13.9%
Operating Profit	$921	$870
Average Equity	$4,575	$4,073
Cost of Equity	$(664)	$(627)
SVA	$257	$243

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  The Financial Services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

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